As filed with the Securities and Exchange Commission on August 3, 2016.
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Finish Line, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1537210 (I.R.S. Employer Identification Number)
3308 Mitthoeffer Road Indianapolis, Indiana (Address of Principal Executive Offices)	46235 (Zip Code)

The Finish Line, Inc.
2009 Incentive Plan, as Amended and Restated
(Full title of the plan)

Christopher C. Eck, Esq.
Senior Vice President – Legal & Human Resources, General Counsel and Corporate Secretary
The Finish Line, Inc.
3308 Mitthoeffer Road
Indianapolis, Indiana 46235
(Name and address of agent for service)

(317) 899-1022
(Telephone number, including area code, of agent for service)

With copies to:
David P. Hooper, Esq.
Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, Indiana 46204
(317) 231-7333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2),(3)	Proposed maximum aggregate offering price (2),(3)	Amount of registration fee (2),(3)

Class A Common Stock, $.01 par value	4,000,000 shares	$21.51	$86,040,000	$8,665

(1)

This Registration Statement covers 4,000,000 additional shares of Class A Common Stock, $.01 par value, of The Finish Line, Inc. (the “Company”) available for issuance under the Company’s 2009 Incentive Plan, as Amended and Restated (the “Plan”).  In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock of the Company that may become issuable as a result of stock dividends, stock splits, or similar transactions described in the Plan.

(2)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan.  A Registration Statement on Form S-8 has been filed previously on July 23, 2009 (File No. 333-160751) covering 6,500,000 shares of common stock reserved for issuance pursuant to awards under the Plan.

(3)
Calculated solely for purposes of determining the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sales prices of the Company’s common stock, as reported on the NASDAQ Global Select Market on August 2, 2016 (which date is within five business days prior to the date of the filing of this Registration Statement).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by The Finish Line, Inc. (the “Company,” “we,” or “us”) to register an additional 4,000,000 shares of Class A Common Stock, $.01 par value, of the Company, which may be awarded under The Finish Line, Inc. 2009 Incentive Plan, as Amended and Restated (the “Plan”) pursuant to an amendment to the Plan approved by the Company’s shareholders on July 14, 2016.  This Registration Statement is filed pursuant to General Instruction E to Form S-8.  The contents of the registration statement on Form S-8 which was previously filed by the Company on July 23, 2009 (File No. 333-160751) (the “2009 Registration Statement”) in connection with the Plan is incorporated herein by reference and made a part hereof.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give to participants in the Plan the document(s) containing the information specified by Part I of this Registration Statement as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  We are not filing such document(s) with the Commission but such document(s) constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The contents of the 2009 Registration Statement are incorporated herein by reference.  In addition, the following documents filed with the Commission by the Company are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016, filed with the Commission on April 26, 2016;
(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 28, 2016, filed with the Commission on June 24, 2016;
(c)
The Company’s Current Reports on Form 8-K dated April 14, April 21, June 27, and July 14, 2016; and all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Company since February 27, 2016; and

(d)
The description of the Company’s Class A Common Stock contained in the Company’s Current Report on Form 8-K (File No. 000-20184), filed with the Commission on August 10, 2004, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  In no event, however, shall any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, which the Company may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article 10 of the Company’s Restated Articles of Incorporation and Article 9 of its Bylaws provide for (i) mandatory indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or by reason of any action alleged to have been taken or omitted in such capacity; and (ii) permissive indemnification of any person who was or is a party or is threatened to be made a party to such an action, suit, or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company.  Indemnification under the Restated Articles of Incorporation and Bylaws will not be required or permitted where a determination is made by the Company’s Board of Directors that indemnification of the director, officer, employee, or agent is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in the Restated Articles of Incorporation and Bylaws.  Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding if: (i) the Company receives a written affirmation of the director’s or officer’s good faith belief that the director or officer has met the standard of care described in the Restated Articles of Incorporation and Bylaws; (ii) the Company receives an unconditional written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized in the Restated Articles of Incorporation and Bylaws; and (iii) a determination is made that the facts known to those making the determination would not preclude indemnification under this provision.  The expenses incurred by other employees and agents may be paid in advance upon such terms and conditions as the Company’s Board of Directors deems appropriate.

The Company is incorporated under the laws of the State of Indiana.  Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with the defense of proceedings in which they are made parties, or threatened to be made parties, by reason of such relationship to the corporation, except where they are adjudged liable for specific types of negligence or misconduct in the performance of their duties to the corporation.  Chapter 37 also requires every Indiana corporation to indemnify any of its directors and, unless such corporation’s articles of incorporation provide otherwise, any of its officers, who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred by such director or officer in connection with such proceeding.

The Company has entered into, and the shareholders of the Company ratified, separate but identical indemnity agreements (the “Indemnity Agreements”) with each director of the Company and certain officers of the Company (each individually, an “Indemnitee,” and collectively, the “Indemnitees”).  Pursuant to the terms and conditions of the Indemnity Agreements, the Company has agreed to indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her arising out of or in connection with any event or occurrence related to the Indemnitee’s service or capacity as a director or officer of the Company, or his or her service at the request of the Company as a director, officer, manager, member, trustee, agent, or fiduciary of certain other entities, provided that such claim is not for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state law.

The Indemnity Agreements provide that, so long as no appropriate reviewing party has determined that the expenses sought to be advanced arise out of or were based upon a claim in which the Indemnitee failed to meet the standard of conduct, an Indemnitee is entitled to advancement of expenses under the Indemnity Agreement if the Indemnitee submits a:

•	Written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct; and
•	An unconditional written statement undertaking to repay the amount to the Company if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

The Company has purchased a policy of directors’ and officers’ liability insurance that insures directors and officers of the Company against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Exhibit

4.1
Restated Articles of Incorporation of The Finish Line, Inc., amended and restated as of July 23, 2009 (incorporated by referenced to Exhibit 3.1 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on April 29, 2015).

4.2
Bylaws of The Finish Line, Inc., amended as of July 23, 2009 (incorporated by reference to Exhibit 3.2 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on April 29, 2015).

4.3	The Finish Line, Inc. 2009 Incentive Plan, Amended and Restated as of April 16, 2014, and Further Amended as of July 14, 2016.
4.4
Form of The Finish Line, Inc. 2009 Incentive Plan Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.14 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on April 29, 2015).

4.5
Form of The Finish Line, Inc. 2009 Incentive Plan Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.15 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on April 29, 2015).

4.6
Form of The Finish Line, Inc., 2009 Incentive Plan Restricted Stock Award Agreement for Time Based Vesting (incorporated by reference to Exhibit 10.18 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016, filed with the Commission on April 26, 2016).

4.7
Form of The Finish Line, Inc. 2009 Incentive Plan Restricted Stock Award Agreement for Performance Based Vesting (incorporated by reference to Exhibit 10.19 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016, filed with the Commission on April 26, 2016).

5.1	Opinion of Barnes & Thornburg LLP.
23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.

Item 9.  Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on August 3, 2016.
THE FINISH LINE, INC.

By:	/s/ Edward W. Wilhelm
Edward W. Wilhelm Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel M. Sato
Samuel M. Sato	Chief Executive Officer; Director (Principal Executive Officer)	August 3, 2016
/s/ Edward W. Wilhelm
Edward W. Wilhelm	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 3, 2016
/s/ Glenn S. Lyon
Glenn S. Lyon	Executive Chairman	August 3, 2016
/s/ Stephen Goldsmith
Stephen Goldsmith	Director	August 3, 2016
/s/ William P. Carmichael
William P. Carmichael	Director	August 3, 2016
/s/ Catherine A. Langham
Catherine A. Langham	Director	August 3, 2016
/s/ Dolores A. Kunda
Dolores A. Kunda	Director	August 3, 2016
/s/ Norman H. Gurwitz
Norman H. Gurwitz	Director	August 3, 2016
/s/ Richard P. Crystal
Richard P. Crystal	Director	August 3, 2016
/s/ Torrence Boone
Torrence Boone	Director	August 3, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1
Restated Articles of Incorporation of The Finish Line, Inc., amended and restated as of July 23, 2009 (incorporated by referenced to Exhibit 3.1 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on April 29, 2015).

4.2
Bylaws of The Finish Line, Inc., amended as of July 23, 2009 (incorporated by reference to Exhibit 3.2 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on April 29, 2015).

4.3	The Finish Line, Inc. 2009 Incentive Plan, Amended and Restated as of April 16, 2014, and Further Amended as of July 14, 2016.
4.4
Form of The Finish Line, Inc. 2009 Incentive Plan Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.14 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on April 29, 2015).

4.5
Form of The Finish Line, Inc. 2009 Incentive Plan Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.15 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015, filed with the Commission on April 29, 2015).

4.6
Form of The Finish Line, Inc., 2009 Incentive Plan Restricted Stock Award Agreement for Time Based Vesting (incorporated by reference to Exhibit 10.18 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016, filed with the Commission on April 26, 2016).

4.7
Form of The Finish Line, Inc. 2009 Incentive Plan Restricted Stock Award Agreement for Performance Based Vesting (incorporated by reference to Exhibit 10.19 of the registrant’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016, filed with the Commission on April 26, 2016).

5.1	Opinion of Barnes & Thornburg LLP.
23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.